UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2020

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. HAMILTON AVENUE, SUITE 550

CAMPBELL, CA 95008

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VVUS	The Nasdaq Global Select Market
Preferred Share Purchase Rights

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth below in Item 1.03 in this Current Report on Form 8-K under the caption “Restructuring Support Agreement” is incorporated by reference into this Item 1.01.

Item 1.03. Bankruptcy or Receivership.

Voluntary Petition for Reorganization

On July 7, 2020 (the “Petition Date”), VIVUS, Inc. (“VIVUS,” the “Company” or “we”) and all of its subsidiaries (the “Filing Subsidiaries and, together with VIVUS, the “Debtors”) filed voluntary petitions (collectively, the “Bankruptcy Petitions”) under chapter 11 (“Chapter 11”), of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors have filed a motion to have their Chapter 11 cases (collectively, the “Chapter 11 Cases”) jointly administered under the caption In re VIVUS, Inc., et al. Each Debtor will continue to operate its business and manage its properties as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

On the Petition Date, the Company also filed the Joint Prepackaged Plan of Reorganization of the Debtors (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Plan”) and Disclosure Statement thereto, which sets forth the proposed comprehensive financial restructuring of the Company aimed to address the Company’s funded debt obligations and capital structure by deleveraging the Company’s balance sheet for longer-term viability upon the effective date of the Plan (the “Effective Date”). Among other things, the Plan contemplates a settlement with holders of existing equity interests in VIVUS as of the record date that satisfy certain conditions set forth in the Plan, pursuant to which such holders of VIVUS equity would receive their pro rata portion of $5 million and a non-transferable contractual contingent value right to earn an additional $2 per share if the Company meets certain financial milestones in 2021 and 2022. Under the Plan, all VIVUS equity interests would be cancelled and the holders thereof would neither receive nor retain any property on account thereof. The Plan also contemplates the payment in full of general unsecured claims, other priority claims, and other secured claims. The foregoing description of the Plan and the Disclosure Statement thereto is qualified in its entirety by reference to the full-text of the Plan, the Disclosure Statement and Amendment No. 1 to the Disclosure Statement, which are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively.

On the Petition Date, the Debtors filed a number of motions with the Bankruptcy Court generally designed to stabilize their operations and facilitate the Debtors’ transition into Chapter 11. Certain of these motions seek approval from the Bankruptcy Court for various forms of customary relief, including authority to: continue using their existing cash management system; use cash collateral; maintain and administer customer and sales programs; pay prepetition wages, compensation and employee benefits; pay vendor claims in the ordinary course, and pay prepetition tax, utilities and insurance obligations.

The Company’s existing NOL Rights Plan will remain in place until completion of the trading of its shares. The NOL Rights Plan will continue to provide, subject to certain exceptions that if any person or group acquires 4.9% or more of the Company’s outstanding common stock, there would be a triggering event potentially resulting in significant dilution in the voting power and economic ownership of that person or group.

In addition, the Debtors filed a motion (the “NOL Motion”) seeking entry of an interim and final order establishing certain procedures (the “Procedures”) with respect to direct and indirect trading and transfers of stock of the Company, and seeking related relief, in order to protect the potential value of the Company’s net operating loss carryforwards and certain other tax benefits of the Company.

If the NOL Motion is granted by the Bankruptcy Court and the Procedures approved, in certain circumstances, the Procedures would, among other things, restrict transactions on or after today’s date, July 7, 2020, involving, and require notices of the holdings of and proposed transactions by, any person or group of persons that is or, as a result of such a transaction, would become, a Substantial Stockholder of the common stock issued by VIVUS (the “Common Stock”). For purposes of the Procedures, a “Substantial Stockholder” is any person or, in certain cases, group of persons that beneficially own, directly or indirectly (and/or owns options to acquire) at least 800,000 shares of Common Stock (representing approximately 4.5% of all issued and outstanding shares of Common Stock as of April 30, 2020). If the Procedures are approved, any prohibited transfer of stock of the Company on or after today’s date, July 7, 2020, would be null and void ab initio and may lead to contempt, compensatory damages, punitive damages, or sanctions being imposed by the Bankruptcy Court. A direct or indirect holder of, or prospective holder of, stock issued by the Debtors should consult the NOL Motion and Procedures proposed therein.

The Debtors also requested authority to, among other things, schedule a combined hearing to consider approval of the Plan and Disclosure Statement in light of the prepackaged structure of the Chapter 11 Cases. The Debtors further requested authority to employ Stretto as its claims and noticing agent.

All of the motions filed by the Debtors with the Bankruptcy Court, including the NOL Motion and Procedures, are available without charge on the website maintained by Stretto at https://cases.stretto.com/vivus.

Restructuring Support Agreement

On July 6, 2020, the Debtors entered into an Amended and Restated Restructuring Support Agreement (the “Amended RSA”) with IEH Biopharma LLC (the “Supporting Noteholder”) as the sole holder of 100% of the outstanding principal amount of (i) the 4.50% Convertible Senior Note due 2020 (the “Convertible Note”) issued pursuant to that certain Indenture, dated as of May 21, 2013 (as amended, supplemented, or otherwise modified from time to time, the “Convertible Note Indenture”) by and among the Company, as the issuer, and Deutsche Bank Trust Company Americas, as trustee, and (ii) the secured notes (the “Secured Notes”) issued under that certain Indenture, dated as of June 8, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Secured Notes Indenture”), by and among VIVUS, U.S. Bank National Association, as trustee and collateral agent, and the Supporting Noteholder. The Debtors completed solicitation of the Plan prior to filing voluntary petitions to commence chapter 11 cases, and pursuant to the Amended RSA, the Supporting Noteholder voted its claims under the Convertible Note and Secured Notes to accept the Plan. The Debtors and the Supporting Noteholder continue to be subject to certain covenants in support of the Plan from the date of the Amended RSA until the earlier of the date the Amended RSA is terminated or the Effective Date.

The Amended RSA modified the Restructuring Support Agreement entered into among the parties on May 31, 2020, including to provide for the Supporting Noteholder’s ownership of the Secured Notes. The Amended RSA also set forth a modified timeline and milestones for the filing and administration of the Chapter 11 Cases, including as follows:

•     The Debtors will file the Bankruptcy Petitions by July 7, 2020;

•     The Debtors will, by July 10, 2020, file motions with the Bankruptcy Court to obtain an order from the Bankruptcy Court approving the assumption of the Amended RSA and the termination fee of $5 million due to the Supporting Noteholder upon the occurrence of certain Creditor Termination Events (as defined under the Amended RSA and described below), by no later than forty-one (41) calendar days after the Petition Date, which order shall become final by no later than fifty-five (55) calendar days after the Petition Date. Under the Amended RSA, the termination payment is triggered upon the following Creditor Termination Events: (i) there is a material breach by the Debtors of the Amended RSA, the Plan or the Convertible Notes; (ii) the Debtors fail to file the bankruptcy petitions, the Plan and Disclosure Statement relating to the Plan, and a motion seeking approval of the cash collateral orders by no later than the Petition Date; (iii) the Debtors file a plan of reorganization or liquidation in respect of the Plan without prior consent of the Supporting Noteholder; (iv) the Debtors amend or modify definitive documentation not in form and substance reasonably acceptable to the Supporting Noteholder; (v) the Debtors challenge or fail to defend the validity and enforceability of the Convertible Notes, Secured Notes or certain obligations thereunder; (vi) the Debtors sell assets outside of the ordinary course of business without prior written consent from the Supporting Noteholder; (vii) the Debtors seek to terminate the Amended RSA; (viii) the Debtors fail to pay the Supporting Noteholder’s and trustees’ reasonable and documented fees and expenses (including attorneys’ fees); (ix) the Debtors seek an alternative restructuring;; (x) the Company loses any right, title or interest in or to one or more of its material assets; (xi) the occurrence of an event that impairs the value of the Company’s tax attributes, the Company is determined not to have, loses or is deprived of the right to one or more material assets; or (xii) the Company fails to provide on July 14, 2020, August 7, 2020 and within three business days before the Effective Date, an ownership change valuation analysis as provided under the Amended RSA.

•     The Debtors will file with the Bankruptcy Court a motion seeking entry of a cash collateral order, pursuant to which they will be permitted to use cash collateral to effect the restructuring transactions contemplated by the Plan (as further described below) subject to an agreed budget, as may be amended from time to time, and the NOL Motion, pursuant to which trading in VIVUS common stock would be subject to the Procedures during the pendency of the Chapter 11 Cases to preserve the value of the Company’s tax attributes (as described above), each of which would be entered by the Bankruptcy Court no later than 41 calendar days after the Petition Date, and the final order would be entered within 55 calendar days after the Petition Date.

•     The Debtors will enter into a commitment letter with respect to exit financing by July 13, 2020 from IEH.

•     The approval of the Disclosure Statement and Confirmation Order no later than 41 calendar days after the Petition Date and the occurrence of the Effective Date of the Plan no later than 45 calendar days after the Petition Date.

The Amended RSA also modified the prior RSA to provide for certain covenants of the Debtors relating to the timing of the payment of the Supporting Noteholder’s reasonable and documented fees and expenses and restricting the Debtors from placing, amending or supplementing the Debtors’ insurance policies other than ordinary course renewals (excluding directors’ and officers’ insurance).

The Amended RSA provides that as of the Effective Date of the Plan, the Common Stock will be delisted, VIVUS will not be a Securities and Exchange Commission (“SEC”) reporting company and that any restructuring transactions to be effected pursuant to the Plan, will, to the extent possible, be structured to preserve the value of the Company’s tax attributes in a tax efficient manner beneficial to the Supporting Noteholder, and the Company will not take any action inconsistent with treatment provided under Section 382(l)(5) of the Internal Revenue Code.

As under the prior RSA, the Amended RSA will terminate automatically upon the completion of an alternative restructuring or the effective date of the Plan or three business days following the delivery of written notice of a Company Termination Event or a Creditor Termination Event (as described above), in either case, as provided under the Amended RSA. The Amended RSA modified the Creditor Termination Events, in addition to those events listed above that result in a termination payment by the Debtors, to provide that the Supporting Noteholder may terminate the Amended RSA in the event that the Debtors do not satisfy the milestones described above and set forth in the Amended RSA, if the Debtors fail to take commercially reasonable efforts to object to the appointment of an equity committee in the Chapter 11 Cases, the Bankruptcy Court order confirming the Plan does not expressly approve the Existing Stock Settlement and settlement of Indemnification Claims (each as defined under the Amended RSA), or the occurrence of any breach under the Secured Notes Indenture not caused by or related to the Chapter 11 Cases or the failure to comply with certain provisions of the Secured Notes Indenture. The Amended RSA also provides that if the Amended RSA is terminated or the support period ends prior to the Plan becoming effective, the votes of the Supporting Noteholder will be deemed votes to reject the Plan and opt-outs of releases in the Plan.

This description of the Amended RSA is qualified in its entirety by reference to the full text of the Amended RSA attached hereto as Exhibit 10.1.

Exit Financing

The Plan provides that the Supporting Noteholder will provide a loan facility of approximately $90 million to the Debtors in connection with the effectiveness of the Plan. The proceeds of the exit facility will be used by the reorganized Debtors to (i) effect the Plan, (ii) refinance, in cash or by exchange, the Secured Notes, (iii) fund working capital requirements, and (iv) pay fees and expenses related to the transactions contemplated under the Plan. The exit facility will be provided on the terms and conditions set forth in an agreement and related documentation, which provide the Supporting Noteholder’s commitment to enter into the exit facility agreement will be included as part of a Plan Supplement filed with the Bankruptcy Court no later than seven calendar days prior to the deadline to object to the Plan.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Bankruptcy Petitions constituted an event of default that accelerated the Company’s obligations under or in respect of a number of instruments and agreements relating to direct financial obligations of the Debtors, including:

•	Indenture dated as of May 21, 2013, by and between VIVUS and Deutsche Bank Trust Company Americas, as trustee, with respect to an aggregate outstanding amount of not less than approximately $169.2 million of convertible senior notes, plus accrued and unpaid interest (including default interest accrued since May 1, 2020), reasonable and documented fees, expenses, costs and other charges thereon.

•	Indenture, dated as of June 8, 2018 and as amended or supplemented from time to time, among the Registrant, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent with respect to an aggregate outstanding amount of not less than approximately $64.5 million of senior secured notes, plus interest, reasonable and documented fees, expenses, costs and other charges thereon.

Pursuant to Section 362 of the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically stayed most actions against the Debtors, including actions to collect indebtedness incurred prior to the Petition Date or to exercise control over the Debtors’ property. Subject to certain exceptions under the Bankruptcy Code, the filing of the Debtors’ Chapter 11 Cases also automatically stayed the continuation of most legal proceedings or the filing of other actions against or on behalf of the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date or to exercise control over property of the Debtors’ bankruptcy estates, unless and until the Bankruptcy Court modifies or lifts the automatic stay as to any such claim. Notwithstanding the general application of the automatic stay described above, governmental authorities may determine to continue actions brought under their police and regulatory powers.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Director

On July 6, 2020, the board of directors of the Company (the “Board”) appointed Jill Frizzley as a director of the Company. The Board has determined that Ms. Frizzley is “independent” of the Company and its management pursuant to the standards set forth by the SEC and the applicable standards set by the Nasdaq listing rules. Ms. Frizzley and the Company entered into that certain Independent Director Agreement, dated as of July 2, 2020 (the “Independent Director Agreement”), pursuant to which Ms. Frizzley agreed to serve as an independent director on the Board. The Independent Director Agreement provides for a monthly fee of $40,000, without proration, which was paid to Ms. Frizzley upon the execution of the agreement and will be paid on the first of the months thereafter, $5,000 for each day that Ms. Frizzley is deposed, appears as a witness in court or attends a mediation or settlement meeting, or otherwise spends more than four hours addressing matters that are outside of routine matters of the Board, and reimbursement of reasonable expenses) subject to a $5,000 limit without prior written consent of the Company. The Independent Director Agreement provides for a two-month term that may be extended by mutual agreement of the parties; provided, however, that Ms. Frizzley may resign or be removed at any time, subject to the Company’s organizational documents, and certain customary indemnification and confidentiality provisions.

Except as disclosed in this Current Report on Form 8-K, there were not any arrangements or understandings between Ms. Frizzley and any other persons pursuant to which she was elected as a director. There are no family relationships between Ms. Frizzley and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. The foregoing summary of the Independent Director Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the second quarter of 2020 (the “Q2 2020 10-Q”).

Severance Plan and Agreement Amendments

In connection with the filing of the Chapter 11 Cases, on July 6, 2020, VIVUS amended its Change in Control and Severance Plan and Summary Plan Description (the “Severance Plan Amendment”) and entered into amendments to the Third Amended and Restated Change of Control and Severance Agreements (“Amended Severance Agreements”), with each of its named executive officers, including John P. Amos, Mark K. Oki, John L. Slebir and Santosh T. Varghese, and certain other executive officers. Both the Severance Plan Amendment and the Amended Severance Agreements amend the definition of “Change of Control” to clarify that certain events, including direct or indirect acquisitions of equity securities or assets of the Company by IEH Biopharma or its affiliates, a merger of the Company with IEH Biopharma or its affiliate, or the replacement of VIVUS directors by directors appointed by IEH Biopharma or its affiliates, will not constitute a change of control.

Item 7.01. Regulation FD Disclosure

On July 7, 2020, the Company issued a press release announcing the filing of the Chapter 11 Cases a copy of which is attached hereto as Exhibit 99.4.

As disclosed above, the Debtors also requested authority to employ Stretto as its claims and noticing agent. If approved as such, documents filed with the Bankruptcy Court and other documents related to the court-supervised process would be available on a publicly available website at https://cases.stretto.com/vivus.

The information set forth in Item 7.01 of this Form 8-K, including Exhibit 99.4, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Form 8-K shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and other provisions of the federal securities laws. Such forward-looking statements are based on current expectations, management’s beliefs and certain assumptions made by the Company’s management. These statements may be identified by the use of forward-looking words such as “will,” “shall,” “may,” “believe,” “expect,” “forecast,” “intend,” “anticipate,” “predict,” “should,” “plan,” “likely,” “opportunity,” “estimated,” and “potential,” the negative use of these words or other similar words. All forward-looking statements included in this document are based on our current expectations, and we assume no obligation to update any such forward-looking statements except to the extent otherwise required by law or the Bankruptcy Court.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the transactions contemplated in the Amended RSA, including the filing of the Bankruptcy Petitions and reorganization of the Company under the Chapter 11 Cases, are subject to certain conditions or other factors, some of which may be outside of the Company’s control, which may include: risks and uncertainties relating to the Chapter 11 Cases, including but not limited to, the Company’s ability to obtain Bankruptcy Court approval with respect to motions filed by the Debtors in the Chapter 11 Cases (including the cash collateral motion and NOL Motion), the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general, the length of time the Company will operate under the Chapter 11 Cases, risks associated with third-party motions in the Chapter 11 Cases, the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity or results of operations and increased legal and other professional costs necessary to execute the Company’s reorganization; the Company’s ability to implement and realize any anticipated benefits of Chapter 11 bankruptcy protection; the Company’s ability to operate as a going concern; compliance with the applicable covenants of the Amended RSA; the timely negotiation of terms, conditions and provisions of exit financing; the ability of the Company to obtain requisite support for the Plan; the ability of the Company to execute any plan of reorganization, including the Plan, in the manner and on the timeline as set forth under the Plan, including the execution of the settlement with existing holders of equity; the Company’s debt profile and risks related to its capital structure; the effects of disruption from any reorganization and restructuring making it more difficult to maintain business, financing and operational relationships, to obtain and maintain normal terms with customers, suppliers and service providers and to retain key executives and to maintain various licenses and approvals necessary for the Company to conduct its business; the risk of acceleration of the Company’s debt obligations; trading price and volatility of VIVUS common stock and its continued listing on the Nasdaq Global Select Market; and the widespread domestic and global impact of the COVID-19 pandemic on the Company’s business, results of operations, customers, suppliers and other counterparties, and employees; as well as other risk factors set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC on March 3, 2020 and amended on April 29, 2020, and subsequent filings with the SEC, including but not limited to this Form 8-K.

These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in the Company’s Form 10-Q for the first quarter ended March 31, 2020, as filed on May 6, 2020, Form 10-K for the year ended December 31, 2019, as filed on March 3, 2020, as amended by the Form 10-K/A filed on April 29, 2020, and other reports filed with, or furnished to, the SEC under the Exchange Act.

The above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond the Company’s control. New factors, risks and uncertainties emerge from time to time, and it is not possible for management to predict all such factors, risks and uncertainties. Although the Company believes that the assumptions underlying the forward-looking statements contained herein and in the confidential information are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives and plans will be achieved. These forward-looking statements speak only as of the date such statements were made or any earlier date indicated, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in underlying assumptions or otherwise, unless otherwise required by law or the Bankruptcy Court.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended RSA, dated July 6, 2020.

99.1	Joint Prepackaged Plan of Reorganization.

99.2	Disclosure Statement.

99.3	Amendment No. 1 to Disclosure Statement

99.4	Press Release dated July 7, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

vivus, Inc.

By:	/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel

Date: July 7, 2020